Exhibit 99.1

POOLING AGREEMENT

                    THIS POOLING AGREEMENT is made and dated effective (the "Effective Date") as of the 8th day of June, 2005

AMONG:

LEONARD RAYMOND DE MELT, having an address for notice and delivery located at Calle Malecon Cisneros 810, Miraflores, Lima 18, Peru

(hereinafter referred to as the “Pooled Shareholder”);

OF THE FIRST PART

AND:

ANDRESMIN GOLD CORPORATION, having an address for notice and delivery located at Calle Jose Gonzales, 671-675, Miraflores, Lima 18, Peru

(hereinafter referred to as the “Company”);

OF THE SECOND PART

AND:

STEPP LAW GROUP, having an address for delivery located at 32 Executive Park, Suite 105, Irvine, California  92614, or such other pooling trustee as is appointed hereunder

(the “Pooling Trustee”);

OF THE THIRD PART

(the Pooled Shareholder, the Company and the Pooling Trustee being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

A.                    The Company is a reporting company incorporated under the laws of the State of Montana, U.S.A.;

B.                    The Pooling Trustee is special legal counsel to the Company;

C.                    The Company and the Pooled Shareholder herein agree to enter into this formal pooling agreement whereby the Pooled Shareholder will pool all of his respective Pooled Shares (the “Pool”); a listing of the Pooled Shareholder and his Pooled Shares in and to the Company being set forth in Schedule “A” which is attached hereto and which forms a material part of this agreement (the “Agreement”); and

D.                    The Parties hereto have agreed to enter into this Agreement which clarifies their respective duties and obligations with respect to the within Pool and the Pooled Shares all in accordance with the terms and conditions of this Agreement;

                        NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

Article 1
DEFINITIONS AND INTERPRETATION

1.1                   Definitions.   For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a)        “Agreement” means this Pooling Agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof, together with any Schedules attached hereto;

(b)        “business day” means any day during which financial institutions are open for business in the City of Los Angeles, USA.;

(c)        “Effective Date” has the meaning ascribed to it on the front page of this Agreement;

(d)       “First Release Date” has the meaning ascribed to it in section “2.2” hereinbelow;

(e)        “Parties” or “Party” means, individually and collectively, the Company, the Pooling Trustee and/or the Pooled Shareholder hereto, as the context so requires, together with each of their respective successors and permitted assigns as the context so requires;

(f)        “Pooled Share Documents” has the meaning ascribed to it in section “3.2” hereinbelow;

(g)        “Pool Term” has the meaning ascribed to it in section “2.2” hereinbelow;

(h)        “Pooling Trustee” means Stepp Law Group, or any successor company, however formed, whether as a result of merger, amalgamation or other action; together with any successor trustee to the Pooling Trustee under this Agreement;

(i)         “Release Condition” has the meaning ascribed to it in section “2.2” hereinbelow; and

1.2                   Interpretation.   For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)        the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b)        any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(c)        words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

1.3                   Schedule.   For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following shall represent the Schedule which is attached to this Agreement and which forms a material part hereof:

                         Schedule                                                          Description

                      Schedule “A”:                                Pooled Shareholder and Pooled Shares.

Article 2
POOLED SHARES AND TERMS OF THE POOL

2.1                   Pooled Shares to be held in Pool.   During the continuance of this Agreement the Pooled Shareholder hereby agrees that his respective Pooled Shares as set forth in Schedule “A” which is attached hereto shall be delivered into the possession of the Pooling Trustee which shall hold the same in trust under the terms of this Pool for the benefit of the Pooled Shareholder as listed in Schedule “A” and, in addition, that the Pooled Shares shall be held pursuant to this Pool and may only be released in accordance with the terms and conditions of this Agreement.

2.2                   Pool and Pool Term.   During the continuance of this Agreement the Pooled Shareholder hereby agrees that the Pooled Shares shall not be traded, shall remain subject to Pool during any legally required hold period(s) and become available for trading and may be released and sold only in the following manner and at the following times (the full extent of such time being hereinafter referred to as the “Pool Term”):

(a)        an initial 480,000 shares of the Pooled Shares shall be released to the Pooled Shareholder on the Effective Date of this Agreement (the “First Release Date”);

(b)       a further 150,000 shares of the Pooled Shares shall be released to the Pooled Shareholder on the 8th day of every month thereafter; and

(c)       on November 8, 2006, all of the remaining Pooled Shares (12,120,000 shares) shall be released to the Pooled Shareholder, upon which such shares shall be subject to any applicable hold period(s) and restrictions in accordance with Rule 144.

2.3                   Voluntary Pool.   The Pooled Shareholder hereby acknowledges that none of the Pooled Shares of the Company to be delivered to the Pooling Trustee pursuant to section “2.1” hereinabove are being delivered to the Pooling Trustee in response to any terms imposed by any Regulatory Authority having jurisdiction over the affairs of either the Company or the Pooled Shareholder and that this Agreement has been entered into on a strictly voluntary basis as set forth hereinabove.

2.4                   Receipt for Pooled Shares.   The Pooled Shareholder shall be entitled to a letter or receipt from the Pooling Trustee stating the number of Pooled Shares represented by certificates held for the Pooled Shareholder by the Pooling Trustee subject to the terms of this Agreement; but such letter or receipt shall not be assignable.

2.5                   No dealing in the Pooled Shares.   Except with the prior written consent of the Parties hereto, the Pooled Shareholder shall not sell, deal in, assign, hypothecate, pledge or transfer in any manner whatsoever or agree to sell, deal in, assign, hypothecate, pledge or transfer in any manner whatsoever any of the said Pooled Shares or beneficial ownership of or any interest in them; and the Pooling Trustee shall not accept or acknowledge any transfer, assignment, hypothecation, pledge, declaration of trust or any other document evidencing a change in legal or beneficial ownership of any interest in the Pooled Shares, except as may be required by reason of death of the Pooled Shareholder.

2.6                   Binding effect and amendments to the Agreement.   The Pooled Shareholder hereby acknowledges that this Agreement is binding for all purposes and that the terms hereof may not be changed without the prior written consent of all of the Parties to this Agreement.

Article 3
APPOINTMENT AND INDEMNITY OF POOLING TRUSTEE

3.1                   Appointment of Pooling Trustee.   The Parties hereto hereby acknowledge and appoint Stepp Law Group, as Pooling Trustee herein, or such other Pooling Trustee as may be mutually determined by the Parties hereto prior to the Effective Date of this Agreement.

3.2                   Pooling Share Documents.   During the continuance of this Agreement the Pooled Shareholder hereby agrees that it will execute, deliver, or cause to be delivered, all such documentation as may be required by the requirements of Articles “2” hereinabove (herein, collectively, the “Pooled Share Documents”) and deposit the same with the Pooling Trustee, or with such other mutually agreeable Pooling Trustee, together with a copy of this Agreement, there to be held in trust for release by the Pooling Trustee to the Pooled Shareholder in accordance with the strict terms and provisions of Article “2” hereinabove.

3.3                   Waiver of Conflict of Interest.   The Pooling Trustee is special counsel for the Company, such is recognized by the Parties, all Parties waive conflict thereof, the Pooled Shareholder has received actual and specific legal counsel from his separate counsel in regard to this Agreement, and the Pooled Shareholder is executing this Agreement without any reliance or expectation whatever of the Pooling Trustee.  The Company has been advised to seek separate counsel for this Agreement and has done so in the event that there may be any possible implication of conflict.

3.4                   Purpose of Trust.   The trust hereof is a limited trust specifically for the purposes of this Agreement and for no other purpose, shall be interpreted strictly and with limitation and by the plain language of this Agreement and not by inferential interpretation and not widely and generously.

3.5                   Resignation of Pooling Trustee.   The Pooling Trustee may resign from its duties and responsibilities if it gives each of the Parties hereto three calendar days’ written notice in advance.  Upon receipt of notice of the Pooling Trustee’s intention to resign, the Parties shall, within three calendar days, select a replacement Pooling Trustee and jointly advise the Pooling Trustee in writing to deliver the Pooled Share Documents to the replacement Pooling Trustee.  The Parties agree to enter into a pooling agreement substantially in the same form of this Agreement with the replacement Pooling Trustee.  If the Parties fail to agree on a replacement Pooling Trustee within three calendar days of such notice, the Pooling Trustee may tender the Pooled Shares to court and upon such tendering the Pooling Trustee shall be relieved of all and any accountability thereafter.

3.6                   Duty of the Pooling Trustee.   The duty of the Pooling Trustee is solely that of good faith and normal care merely to preserve and release the Pooled Shares, in accordance with the strict terms and provisions of Article “2” hereinabove, and communicate adequately with the Parties and the Pooling Trustee shall have no duty or obligation to determine any rights between the Parties, to interpret this Agreement, or to take any other act other than to preserve and release the Pooled Shares.  In the event of conflict in respect to the Pooled Shares the Pooling Trustee may determine to retain possession of the Pooled Shares without liability whatsoever until instructed by mutual direction of the Parties or until directed by a court of competent jurisdiction.  In the event that the Pooling Trustee has communicated any matter to a Party notifying of an act or an understanding or an interpretation or an intention to deliver or receipt of a matter or any other matter for which the Pooling Trustee is giving information or notice or requesting response then a Party shall not complain and shall have waived all right to complain for the matters disclosed therein if the Party has not objected within five business days thereof and if the Pooling Trustee is requesting response then a Party shall answer within such time frame.  The Pooling Trustee shall be absolutely entitled to rely upon the veracity, truthfulness, authenticity, and integrity of communication by the Parties and shall not be obliged to inquire as to their bona fides or assume any defect therein and should a Party effect false communications or should a third party employ instruments of the Parties to effect false or deceptive acts then the Pooling Trustee shall have no liability therefor.  In the event the Pooled Shares are lost or destroyed while in the possession of the Pooling Trustee, the Parties agree that such is a non-actionable accident without cost or recourse to the Pooling Trustee and the Parties warrant to effect all matters as shall be required to cancel the lost certificate and replace the same into the possession of the Pooling Trustee.

3.7                   Release of the Pooling Trustee.   The Pooled Shareholder and the Company waive any and all claims against the Pooling Trustee for any acts conducted pursuant hereto except only where the Pooling Trustee acts in fraud or bad faith (and for such purpose error, negligence, confusion or mistake of interpretation, force majeure, act of third party, employee error and the like shall not be extended to be interpreted as bad faith but bad faith shall mean its normal and extreme meaning of an act taken with the objective intent of effecting a wrong purpose) and any claim in respect to the same shall be consequent upon actual and observable and documented default of such nature and not inferential or interpretive or speculative and in the interpretation of such matters the onus and burden of proof (whether at trial or on a motion, inter alia, by the Pooling Trustee to dismiss for insufficient evidence) shall be on the claimant making claim against the Pooling Trustee and shall be on a level of beyond a reasonable doubt.  A Party making complaint against the Pooling Trustee for default based upon inferential, speculative or interpretive claims shall be deemed irrevocably to be acting in bad faith and maliciously or for collateral improper purposes (in this latter case such shall be inferred if the facts reasonably illustrate that such claim is made in whole or in part to exert a leverage for matters other than merely release and delivery of the Pooled Shares which then are in the possession of the Pooling Trustee) and such a claiming Party shall be liable for the maximal damages and costs allowable in the appropriate jurisdiction.

3.8                   Indemnity of Pooling Trustee.   The Pooled Shareholder and the Company, jointly and severally (and a contributing Party shall have a right of claim for one-half from the non-contributing Party), do hereby warrant and agree from time to time and at all times hereafter well and truly to save, defend and keep harmless and fully indemnify the Pooling Trustee, its successors and assigns, from and against all loss, costs, charges, damages and expenses which the Pooling Trustee, its successors or assigns, may at any time hereafter bear, sustain, suffer or be put to for or by reason or on account of its acting as Pooling Trustee pursuant to this Agreement except only in the event of bad faith or fraud, which shall not be assumed or employed as a plea to defeat a claim for indemnity unless such has first been adjudged by a court of competent jurisdiction.  Unless a claimant shall first have received approval of a court of competent jurisdiction, pursuant to motion duly served and replied in the ordinary course (and not ex parte or expedited), and unless such court has found on a balance of probabilities on the evidence served by both parties that the Pooling Trustee did probably commit fraud or bad faith, then failure to pay indemnity or advance costs shall be a fundamental default of this Agreement and shall be irrevocably deemed to be an act of bad faith and malice and the claim of the claimant shall be dismissed completely with prejudice for such matter alone. The Pooling Trustee may, at it sole election, require that one or either Parties pre-advance any costs or fees to which the Pooling Trustee may be put upon delivering to such Party estimates, quotes, or bills of the relevant professionals.

3.9                   No obligation to take legal action.   In case proceedings should hereafter be taken in any court respecting the Pooled Shares hereby pooled or respecting the Pooling Trustee and its duties and acts (or allegations of misdeeds), the Pooling Trustee shall not be obliged to defend any such action or submit its rights to the court until it shall have been indemnified by good and sufficient security or advance of expected costs in addition to the indemnity given against its costs of such proceedings and in the event that a Party or Parties refuses or neglects to provide indemnity or otherwise violates the terms of this section then the Pooling Trustee shall have, as a matter of right, the election to enjoin and suspend the proceedings until the Parties provide proper and sufficient indemnity and until the actions and pleadings of the Parties are consistent with and compliant with the obligations and restrictions of this section and in the event that a pleading Party does not so conform its actions and provide indemnity then the Pooling Trustee shall have the right, and the pleading Party waives all defenses, to have any actions dismissed with prejudice as a consequence of such default of the pleading Party.

3.10                 Instructions to Pooling Trustee.   Instructions given to the Pooling Trustee pursuant to this Agreement shall be given by duly authorized signatories of the respective Parties hereto.

3.11                 No other duties or obligations.   The Pooling Trustee shall have no duties or obligations other than those specifically set forth in this Agreement.

3.12                 Not bound to any other agreements.   The Pooling Trustee is not bound in any way by any other contract or agreement between the Parties hereto whether or not it has knowledge thereof or of its terms and conditions and its only duty, liability and responsibility shall be to hold and deal with the Pooled Share Documents as herein directed.

3.13                 Compensation of Pooling Trustee. the Company shall pay the Pooling Trustee for the above-mentioned services and for all services rendered hereinabove and beyond those basic services required to fulfill its obligations hereunder in accordance with the Pooling Trustee’s existing tariff of fees, which tariff is subject to revision from time to time on 30 calendar days’ written notice, during the term of this Agreement, and shall reimburse the Pooling Trustee for all costs and expenses including expert consultant and legal fees and disbursements incurred for the carrying out of its duties hereunder.  Any specific costs imposed by the Pooled Shareholder shall be paid by the Pooled Shareholder or may be recovered by the Company and the Pooling Trustee from the Pooled Shareholder or its Share Account if the Company is required to bear costs or suffers loss by the acts of the Pooled Shareholder.

Article 4
FORCE MAJEURE

4.1                   Events.   If any Party hereto is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

4.2                   Notice.   A Party shall within three calendar days give notice to the other Party of each event of force majeure under section “6.1” hereinabove, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article 5
GENERAL PROVISIONS

5.1                   Entire Agreement.   This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

5.2                   Notice.   Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a recognized post office and addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified on the front page of this Agreement.  The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third business day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.  Any Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

5.3                   Time of the essence.   Time will be of the essence of this Agreement.

5.4                   Enurement.   This Agreement will enure to the benefit of and will be binding upon the Parties hereto and their respective heirs, executors, administrators and assigns.

5.5                   Further assurances.   The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

5.6                   Costs.   Each Party to this Agreement will bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, shall be at the cost of the Company.

5.7                   Applicable law.   This Agreement shall be subject to the exclusive jurisdiction of California and the courts thereof.

5.8                   Severability and construction.   Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

5.9                   Captions.   The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

5.10                 Counterparts.   This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the Effective Date as set forth on the front page of this Agreement.

                        IN WITNESS WHEREOF the Parties hereto have hereunto set their respective hands and seals as at the Effective Date as hereinabove determined.

The COMMON SEAL of                               )
ANDRESMIN GOLD CORPORATION., )
the Company herein,                                        )
                                                                       )                      (C/S)
                                                                       )
            /s/ Dean de Largie                               )
Authorized Signatory                                       )

The COMMON SEAL of                               )
STEPP LAW GROUP                                  )
the Pooling Trustee herein,                               )
                                                                       )                      (C/S)
                                                                       )
            /s/ Thomas E. Stepp Jr.                        )
Authorized Signatory                                        )

SIGNED and DELIVERED by                         )           No. of Pooled Shares: 15,000,000
LEONARD RAYMOND DE MELT           )
the Pooled Shareholder herein,                          )
in the presence of:                                             )
                                                                        )
                                                                        )
Witness Signature                                             )                           /s/ Len De Melt
                                                                        )              LEONARD RAYMOND DE MELT
                                                                        )
Witness Address                                              )
                                                                        )
                                                                        )
Witness Name and Occupation                         )

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Schedule A

                        This is Schedule “A” to that certain Pooling Agreement respecting the Pooled Shareholder of the Company, the Company and the Pooling Trustee.

Pooled Shareholders and Pooled Shares

Registered Name and Address of Pooled Shareholder	Number of Pooled Shares originally held in Pool
Leonard Raymond De Melt Calle Malecon Cisneros 810, Miraflores, Lima 18, Peru	15,000,000

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